EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement on Form S-8 dated January 24, 2003 (File No. 333-102696) of our report dated September 13, 2006, with respect to the statement of net assets available for benefits of Oriental Bank & Trust Cash or Deferred Arrangement Profit Sharing Plan as of December 31, 2005, the related statement of changes in net assets available for benefits for the year ended December 31, 2005, and the supplemental schedule H, line 4i – Schedule of Assets (Held at End of Year) at December 31, 2005, and schedule H – Line 4j – Schedule of Reportable Transactions for the year ended December 31, 2005 which report appears in the December 31, 2005 Annual Report on Form 11k of Oriental Financial Group, Inc.
/s/ KPMG LLP
San Juan, Puerto Rico
November 3, 2006

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